Exhibit 99.1

PO BOX 990 Minneapolis, MN 55440
SUPERVALU® Names Craig Herkert Chief Executive Officer
Jeff Noddle Continues in Role as Executive Chairman
MINNEAPOLIS, May 6, 2009 — SUPERVALU® INC. (NYSE: SVU) announced today that its board of directors has appointed Craig Herkert, 49, of Wal-Mart, to the position of chief executive officer. Jeff Noddle, 62, who has served as chief executive officer since 2001 and chairman of the board since 2002, will continue to serve as the company’s executive chairman and will work closely with Herkert over the upcoming months to ensure a smooth transition of senior management. Herkert’s official start date has not yet been determined.
“As we approach the end of year three of our company’s transformation and as I begin planning for retirement, the time is right to lay the groundwork for continuity of leadership through the next phase of our journey,” said Noddle. “Craig Herkert is a talented executive with extensive experience in food retailing and supply chain management. As an integral part of Wal-Mart’s senior leadership team, he has demonstrated an ability to create shareholder value and achieve business results. I look forward to working closely with Craig in the coming months to ensure a seamless transition as we, and other members of the SUPERVALU team, continue to focus on our company’s future growth and success.”
With more than 30 years of retail experience, Herkert comes to SUPERVALU from Wal-Mart where he has served as president and chief executive officer of the Americas since 2004. In that role, Herkert was responsible for a $52 billion business that encompassed a variety of diverse formats across Canada, Mexico, and Central and South America. From 2000 to 2003, Herkert served as senior vice president and chief operating officer of Wal-Mart International, responsible for international merchandising, marketing and operations. Prior to joining Wal-Mart, Craig spent 23 years with the American Stores and Albertsons companies. At the time of his departure from Albertsons in 2000, he was executive vice president of marketing. He had previously served as president of Acme Markets® and started his grocery career at a Jewel-Osco® store in Chicago. Herkert holds a master’s of business administration from Northern Illinois University, and a bachelor’s degree in marketing from St. Francis College in Joliet, Ill.
“The board was looking for a candidate who has both deep retail experience and shares the values that Jeff Noddle and the current executive team have deeply engrained in the SUPERVALU culture,” said Lawrence Del Santo, lead director of the SUPERVALU board. “His recent experience leading diverse formats in some of Wal-Mart’s fastest growing markets, combined with his previous experience working at Jewel-Osco, Acme Markets and Albertsons, make Craig the ideal executive to lead the company forward.”
“SUPERVALU has a very rich history and long-standing tradition of meeting the needs of customers in diverse markets across the country,” Herkert said. “Through its talented team of associates, strong brands and world class supply chain services business, SUPERVALU is well-positioned to meet the needs of today’s customers, who are looking for value and solutions as they prepare more meals at home. I look forward to working with the company’s outstanding leadership team and the board of directors to lead SUPERVALU toward long-term, sustainable growth.”
Noddle will serve as executive chairman for at least one year and will play an active role in leading the company’s strategy. A 33-year veteran of the company, Noddle was the chief architect behind the 2006 acquisition of the premier Albertsons properties, a move that doubled the company’s size and transformed SUPERVALU into one of the nation’s largest grocery retailers. Noddle is also credited with reshaping the company’s supply chain structure to become increasingly effective through regional realignment, systems standardization and state-of-the-art technology enhancements.
“Jeff Noddle has demonstrated tremendous vision, leading SUPERVALU to continued success in a rapidly changing industry,” Del Santo said. “He played a key role in choosing his successor and his continued involvement in the company’s strategic direction will help ensure that SUPERVALU remains on track and focused throughout the transition.”
ABOUT SUPERVALU
SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $43 billion. SUPERVALU holds leading market share positions across the United States with its approximately 2,500 retail grocery locations, including nearly 900 in-store pharmacies. Through the company’s nationwide supply chain network, SUPERVALU provides distribution and related logistics support services to more than 2,500 independent retailers across the country. SUPERVALU has approximately 180,000 employees.
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Media Contact:
Haley Meyer
952.828.4786
Haley.meyer@supervalu.com
Investor Contact:
David Oliver
952.828.4540
David.m.oliver@supervalu.com